Exhibit 99.1

Ventas EVP and CFO Richard A. Schweinhart Plans to Retire at End of 2014

CHICAGO--(BUSINESS WIRE)--April 25, 2014--Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) today announced that Executive Vice President and Chief Financial Officer Richard A. Schweinhart has stated his intention to retire at the end of 2014. Mr. Schweinhart, who turns 65 this year, will continue in his current position through the end of the year to ensure a smooth transition. The Company also stated that it has initiated a national search for a new CFO and will consider internal and external candidates.

“Rick has been an essential and valued member of our executive management team since he joined Ventas in 2002, bringing with him a deep understanding of healthcare and extensive experience building and leading top-notch finance and accounting functions,” Ventas Chairman and Chief Executive Officer Debra A. Cafaro said. “Rick’s contributions to Ventas’s success have been immeasurable. We are deeply grateful for his dedication and leadership and pleased that he will remain with the Company to ensure a seamless transition.”

Mr. Schweinhart is retiring after leading Ventas’s finance activities for the past dozen years. He joined the Company in 2002 in his current role and, during his tenure, the Company completed over $21 billion in acquisitions and expanded its market capitalization from $900 million to $19 billion. Mr. Schweinhart’s highly successful 43-year career in healthcare finance included serving as CFO or in senior accounting and financial roles for Kindred Healthcare, Inc., Columbia/HCA Healthcare Corporation, Galen Health Care, Inc. and Humana Inc.

“Ventas’s growth has been extraordinary, and I am gratified to have been part of the Company’s success since 2002,” Mr. Schweinhart said. “I have great confidence in the outstanding accounting, finance and information technology team we have in place to build on our record of excellence and our strong financial condition.”

Ventas, Inc., an S&P 500 company, is a leading real estate investment trust. Its diverse portfolio of nearly 1,500 assets in the United States, Canada and the United Kingdom consists of seniors housing communities, medical office buildings, skilled nursing and other facilities, and hospitals. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. More information about Ventas and Lillibridge can be found at www.ventasreit.com and www.lillibridge.com.

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CONTACT:
Ventas, Inc.
Lori B. Wittman
(877) 4-VENTAS